Exhibit 10.10

Samsara Inc.

November 12, 2021

Kiren Sekar

Samsara Inc.

350 Rhode Island Street

4th Floor, South Building

San Francisco, CA 94103

Re: Confirmatory Employment Letter

Dear Kiren:

This letter agreement (the “Agreement”) is entered into between the undersigned (“you”) and Samsara Inc. (the “Company” or “we”). This Agreement is effective as of the date you sign it (the “Effective Date”), as indicated below. The purpose of this Agreement is to confirm the current terms and conditions of your employment.

1. Position. Your position will continue to be Executive Vice President, Chief Product Officer, and you will continue to report to the Company’s Chief Executive Officer. This is a full-time position. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or that is in any way competitive with the business or proposed business of the Company, nor will you assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company, except as approved by the Company’s Board of Directors (the “Board”). By signing this Agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Base Salary. Your current annual base salary is $375,000, which will be payable, less applicable withholdings and deductions, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment based upon the Company’s normal performance review practices.

3. Performance Bonus. You are eligible to earn an annual cash bonus with a target value of 50% of your annual base salary, based on achieving performance objectives established by the Board or an authorized committee thereof (the “Committee”) in its sole discretion and payable upon achievement of those objectives as determined by the Committee. For fiscal 2022, your bonus, to the extent earned, will be paid in accordance with the FY22 bonus plan as adopted by the Committee, as such plan may be amended, subject to you remaining employed with the Company through the applicable payment date. Your annual bonus opportunity will be subject to review and adjustment based upon the Company’s normal performance review practices.

4. Equity Awards. You have been granted various equity awards by the Company. Those equity awards shall continue to be governed in all respects by the terms of the applicable equity agreements, grant notices, and equity plans.

5. Employee Benefits. As a regular full-time employee of the Company, you will continue to be eligible to participate in Company-sponsored benefits in accordance with the terms of the Company’s policies and benefits plan. In addition, you will receive all additional coverages and benefits provided to Company executives, including director and officer liability insurance. With the exception of the Company’s at-will employment policy, discussed below, the Company may, from time to time, in its sole discretion, modify or eliminate its policies and/or benefits offered to employees.

6. Severance Benefits. You will be eligible for the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”), attached hereto as Exhibit A, as of the Effective Date. Your Participation Agreement under the Severance Plan will specify the severance payments and benefits you could be eligible to receive in connection with certain terminations of your employment with the Company. These protections will supersede all other severance payments and benefits you would otherwise currently be eligible for, or would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time.

7. Employee Invention Assignment and Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that you are subject to the terms of the Company’s Employee Invention Assignment and Confidentiality Agreement attached hereto as Exhibit B (the “Employee Invention and Assignment Agreement”).

8. Arbitration Agreement. Your acceptance of this Agreement confirms that you are subject to the terms of the Company’s Arbitration Agreement attached hereto as Exhibit C (the “Arbitration Agreement”).

9. Employment Relationship. Employment with the Company will continue to be for no specific period of time. Your employment with the Company will continue to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

10. Governing Law; Venue. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Any lawsuit arising out of or in any way related to this Agreement to the Parties’ relationship hereunder shall be brought only in those state or federal courts having jurisdiction over actions arising in San Francisco County in the State of California.

11. Miscellaneous. This Agreement, together with your Participation Agreement, Employee Invention Assignment and Confidentiality Agreement, Arbitration Agreement, equity agreements, and other agreements referenced herein, constitute the entire agreement between you and the Company regarding the subject matters discussed, and they supersede all prior negotiations, representations or agreements between you and the Company. This Agreement may only be modified by a written agreement signed by you and the Company’s Chief Executive Officer].

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to the Company.

Sincerely,

SAMSARA INC.

By:	/s/ Sanjit Biswas
Sanjit Biswas
Chief Executive Officer

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth herein and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Kiren Sekar
Kiren Sekar
Date: November 12, 2021

EXHIBIT A

SAMSARA INC.

EXECUTIVE CHANGE IN CONTROL AND

SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION

EXHIBIT B

EMPLOYEE INVENTION ASSIGNMENT

AND CONFIDENTIALITY AGREEMENT

EXHIBIT C

SAMSARA INC.

ARBITRATION AGREEMENT